UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 1, 2007

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha Hospitality Trust (“HT”), has entered into a Contribution Agreement (the “Contribution Agreement”) with 3344 Associates, a Pennsylvania limited partnership (“3344”) and closed on the acquisition of the remaining 20% of the limited partnership interests in Affordable Hospitality Associates, LP (the “AHA Partnership”), the owner of the land, improvements and certain personal property of the Hampton Inn (Center City) situated at 1301 Race Street, Philadelphia, Pennsylvania (the “Hampton Inn”).  On February 15, 2006, HHLP acquired 80% of the limited partnership interests in the AHA Partnership.

The purchase price for the limited partnership interests in the AHA Partnership was approximately $4.2 million, which was paid in the form of 406,877 units of limited partnership interest of HHLP (“OP Units”) valued at $10.23 per unit.   Hersha Hospitality Management L.P. (“HHMLP”), Hersha’s affiliated hotel management company, will continue to manage the Hampton Inn.

The following executive officers and trustees of HT had direct or indirect interests in 3344:  Hasu P. Shah, our Chairman of the Board of Trustees and former Chief Executive Officer; Kiran P. Patel, a member of our Board of Trustees; Jay H. Shah, our Chief Executive Officer; Neil H. Shah, our President and Chief Operating Officer; Ashish R. Parikh, our Chief Financial Officer; and David L. Desfor, our Treasurer and Secretary.  Each of these trustees and executive officers will receive a portion of the Op Units issued in the transaction.  As a related party transaction, the transaction was approved by all of HT’s independent trustees.

The preceding description of the material terms of the Contribution Agreement is qualified in its entirety by reference to the terms of the Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 10.1	Contribution Agreement, by and among 3344 Associates and Hersha Hospitality Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: October 4, 2007	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer